Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement No. 333-21969 on Form S-8 pertaining to the Genuine Parts Company Directors’ Deferred Compensation Plan,

(2)	Registration Statement No. 333-76639 on Form S-8 pertaining to the Genuine Parts Company 1999 Long-Term Incentive Plan, and

(3)	Registration Statement No. 333-133362 on Form S-8 pertaining to the Genuine Parts Company 2006 Long-Term Incentive Plan;

of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedule of Genuine Parts Company and Subsidiaries and the effectiveness of internal control over financial reporting of Genuine Parts Company and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 27, 2014